                                                                  Exhibit 21.1

                   Schedule of Subsidiaries of the Registrant


                          Benedict Acquisition Corp.
                            Breakaway Capital LLC
                           Breakaway Solutions Ltd

                          Celtic Acquisition Corp.
                             DataCyr Corporation

                            WYI Acquisition Corp.